EXHIBIT 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE
July 18, 2013	For more information contact:
First South Bancorp, Inc.	Bruce Elder (CEO) (252) 940-4936
Scott McLean (CFO) (252) 940-5016
Website: www.firstsouthnc.com

First South Bancorp, Inc. Reports Increase in June 30, 2013 Quarterly and Six Months Operating Results

Washington, North Carolina - First South Bancorp, Inc. (NASDAQ: FSBK) (the “Company”), the parent holding company of First South Bank (the “Bank”), reports its unaudited operating results for the quarter and six months ended June 30, 2013.

For the 2013 second quarter, net income increased 12.7% to $1.8 million, or $0.18 per diluted common share, compared to net income of $1.6 million, or $0.16 per diluted common share for the linked 2013 first quarter, and increased 267.1% when compared to net income of $481,000, or $0.05 per diluted common share, earned for the comparative 2012 second quarter. Net income for the first six months of 2013 increased 253.4% to $3.3 million, or $0.34 per diluted common share, compared to net income of $943,000, or $0.10 per diluted common share earned in the first six months of 2012.

The improvement in earnings for the first six months of 2013, as compared to the first six months of 2012, is primarily attributed to an increase in core non-interest income, a reduction in the provision for credit losses and a decrease in non-interest expenses. These improvements were partially offset by a decline in net interest income due to our lower level of earning assets.

Bruce Elder, President and CEO, commented, “We previously disclosed the execution of a bulk sale of problem loans and took a significant valuation adjustment on OREO that were reflected in our 2012 fourth quarter results. Our 2013 operating results reflect the positive impact of those actions. Although the lower average volume of earning assets resulted in a decline in net interest income when compared with the 2012 reporting periods, improvement in provisions for loan losses, recurring non-interest income and non-interest expenses specifically related to the maintenance and valuation charges of OREO have driven earnings higher. Our focus for the second half of 2013 will be to grow earning assets and reposition our balance sheet to protect against a rising interest rate environment.”

Net Interest Income

Net interest income declined to $6.7 million for the 2013 second quarter, from $7.0 million earned in the linked 2013 first quarter, and $7.5 million for the comparative 2012 second quarter. Net interest income for the first six months of 2013 declined to $13.9 million, from $15.0 million reported in the comparative 2012 six months period. The tax equivalent net interest margin declined by 11 basis points to 4.30% for the 2013 second quarter, from 4.41% for the linked 2013 first quarter, and 4.44% for the comparative 2012 second quarter; while the tax equivalent net interest margin for the first six months of 2013 declined by just 3 basis points to 4.41%, from 4.44% for the comparative 2012 six months period.

The decline in net interest margin is due primarily to a reduction in the level, and a change in the composition, of total earning assets. Total average earning assets have declined by over 5% for both the comparative quarterly and six month periods and the percentage of lower yielding investment securities and interest-bearing cash to total earning assets has increased. Additionally, we have strategically made recent investments that are more defensive in nature that result in lower yields, but which will perform favorably in a rising rate environment. We anticipate our margin to experience further reductions as our mix of earning assets continues to change and as we take steps to protect our balance sheet from exposure to rising interest rates.

Asset Quality and Provisions for Loan Losses

Total nonperforming assets declined to $17.2 million, or 2.53% of total assets at June 30, 2013, compared to $34.2 million or 4.84% of total assets at December 31, 2012. Total loans in non-accrual status declined to $7.4 million at June 30, 2013, from $21.3 million at December 31, 2012. The sharp decline reflects the net impact of the executed bulk asset sale. Our level of OREO dropped to $9.1 million at June 30, 2013, compared to $12.9 million at December 31, 2012. During the six months ended June 30, 2013, the Bank had $786,000 of OREO additions and $4.6 million of OREO disposals.

The allowance for loan and lease losses (ALLL) increased to $8.6 million at June 30, 2013, and represented 1.98% of loans held for investment, compared to $7.9 million at December 31, 2012, or 1.77% of loans held for investment. During both the 2013 second quarter and the linked 2013 first quarter, the ALLL benefited from net recoveries of $37,000 and $308,000, respectively, compared to $1.2 million of net charge offs experienced in the second quarter of 2012. The Bank recorded no provision for credit losses in the 2013 second quarter, $400,000 in the linked 2013 first quarter, and $775,000 in the comparative 2012 second quarter. During the first six months of 2013, the Bank recorded $400,000 of provision for credit losses, compared to $2.6 million in the first six months of 2012. Management believes the ALLL remains adequate.

Non-Interest Income

Total non-interest income increased to $2.9 million for the 2013 second quarter, from $2.6 million for the linked 2013 first quarter, and $2.7 million for the comparative 2012 second quarter.

Fees and service charges on deposits increased to $1.1 million for the 2013 second quarter, from $1.0 million for both the linked 2013 first quarter and the comparative 2012 second quarter, reflecting the benefits gained from a restructure of the Bank’s deposit products offerings during 2013. Fees on loans and loan servicing fees increased to $673,000 for the 2013 second quarter, from $656,000 for the linked 2013 first quarter, and $653,000 for the comparative 2012 second quarter. We anticipate additional revenue from deposit and loan fees in the second half of 2013 as we focus on growing demand accounts and our loan portfolio.

Net gains from sales of mortgage loans held for sale was $354,000 for the 2013 second quarter, $550,000 for the linked 2013 first quarter, and $264,000 for the comparative 2012 second quarter. Mortgage loan originations slowed from first quarter 2013 levels as new purchase activity has not fully replaced the reduction in refinance activity. Net gains from the sale of investment securities were $281,000 for the 2013 second quarter and $485,000 for the comparative 2012 second quarter. There were no investment security sales during the first quarter of 2013. Net gains from sales of OREO were $287,000 for the 2013 second quarter, $48,000 for the linked 2013 first quarter, compared to net losses of $47,000 for the 2012 second quarter.

For the first six months of 2013, total non-interest income was $5.4 million, compared to $5.9 million reported in the first six months 2012. Fees and service charges on deposits remained consistent at $2.1 million for both the first six months of 2013, and the comparative 2012 six month period. Fees on loans and loan servicing fees also remained consistent at $1.3 million for both the first six months of 2013, and the comparative 2012 six month period.

Net gains recognized from loans held for sale and investment securities was $904,000 and $281,000, respectively, compared to $569,000 and $1.5 million, respectively, for the first six months of 2012; while net gains from the sale of OREO was $335,000 for the first six months of 2013, compared to $76,000 of net losses for the first six months of 2012. Total core non-interest income, excluding net gains and losses from securities and OREO sales, was $4.8 million for the current six-month period compared to $4.5 million for the prior year period.

Non-Interest Expense

Total non-interest expense for the 2013 second quarter, the linked 2013 first quarter and the comparative 2012 second quarter were $6.9 million, $6.8 million, and $8.6 million, respectively. For the first six months of 2013, total non-interest expense declined significantly to $13.7 million from $16.8 million reported in the first six months of 2012. The decline in the level of non-interest expense in the 2013 quarterly and six month periods was primarily attributable to a significant reduction in OREO valuation and maintenance expenses as well as lower compensation and employee benefits expenses.

Compensation and benefit expenses, the largest component of non-interest expenses, declined to $3.6 million for both the 2013 second quarter and the linked 2013 first quarter, from $4.4 million for the comparative 2012 second quarter. The 2012 second quarter included an additional accrual for retirement benefits. For the first six months of 2013, compensation expense declined to $7.2 million, from $8.5 million reported in the first six months of 2012. The Bank will continue to manage staffing levels to ensure we meet the ongoing needs of our customers and to support our future growth.

Expenses attributable to valuation adjustments, ongoing maintenance, and property taxes for OREO properties was $545,000 for the 2013 second quarter, $172,000 for the linked 2013 first quarter, and $1.3 million for the comparative 2012 second quarter. For the first six months of 2013, total OREO related expense was $717,000, compared to $2.6 million reported in the first six months of 2012. Valuation adjustments for the current six month period declined to $376,000, from $1.8 million for the comparative prior year period.

Balance Sheet

Total assets declined to $680.1 million at June 30, 2013, from $707.7 million at December 31, 2012. Our total assets were reduced and our asset mix changed as proceeds from the bulk loan transaction and the sale of mortgage loans held for sale were used to pay off maturing FHLB advances and re-deployed into investments.

Loans and leases held for investment declined to $434.0 million at June 30, 2013, from $441.8 million at December 31, 2012. This decrease is primarily attributable to the impact of principal repayments, net of origination activity. The Company has experienced a significant decline in total loans outstanding over the past several years and the rate of quarterly decline has subsided. Over the second half of 2013, we are focused on and anticipate net loan growth.

Investment securities and interest-earning deposits with banks increased to $174.6 million at June 30, 2013, from $168.2 million at December 31, 2012, reflecting the re-deployment of a portion of the proceeds from the bulk loan sale. The quarter-over-quarter growth in the level of investments and interest-earning deposits reflects a strategy to diversify the portfolio. The Bank has utilized this opportunity to add defensive investments to the portfolio. While these bonds have a lower current yield than our legacy portfolio, they will help insulate earnings in a rising rate environment. Other assets increased to $23.2 million at June 30, 2013, reflecting the purchase of $10.0 million of bank owned life insurance.

Total deposits declined to $589.8 million at June 30, 2013, from $600.9 million at December 31, 2012. The Bank’s level of non-maturity deposits increased to $319.7 million at June 30, 2013, from $305.2 million at December 31, 2012; while certificates of deposit declined to $270.1 million, or 45.8% of total deposits, at June 30, 2013, from $295.7 million, or 49.2% of total deposits, at December 31, 2012.

All of the $16.5 million of short-term FHLB advances outstanding at December 31, 2012, matured and were repaid with proceeds received from the bulk loan transaction as well as the sale of mortgage loans. These short-term borrowings were used to fund the mortgage loans held for sale portfolio at year-end.

Stockholders' equity declined to $73.9 million at June 30, 2013, from $74.7 million at December 31, 2012. This decline reflects the $3.3 million of net income earned for the six months ended June 30, 2013, net of a $4.1 million adjustment in accumulated other comprehensive income, resulting from the mark-to-market of our available-for-sale securities portfolio. The tangible equity to assets ratio increased to 10.24% at June 30, 2013, from 9.95% at December 31, 2012. There were 9,751,271 common shares outstanding at June 30, 2013 and December 31, 2012, respectively. Tangible book value per common share decreased to $7.14 at June 30, 2013, from $7.22 at December 31, 2012.

Key Performance Ratios

Some of our key performance ratios are the return on average assets (ROA), the return on average equity (ROE) and the efficiency ratio. ROA increased to 1.03% for the 2013 second quarter, from 0.91% for the linked 2013 first quarter, and 0.26% for the comparative 2012 second quarter. The Company’s ROE increased to 9.22% for the 2013 second quarter, from 8.02% for the linked 2013 first quarter, and 2.26% for the comparative 2012 second quarter; and the efficiency ratio (noninterest expenses as a percentage of net interest income plus noninterest income) declined slightly to 71.69% for the 2013 second quarter, from 70.34% for the 2013 first quarter, but improved from the 84.84% for the comparative 2012 second quarter, reflecting the improvement in OREO related and other expenses noted above. The efficiency ratio measures the proportion of net operating revenues that are absorbed by overhead expenses.

ROA increased to 0.97% for the six months ended June 30, 2013, from 0.25% for the comparative six months ended June 30, 2012; ROE increased to 8.62% for the six months ended June 30, 2013, from 2.22% for the comparative six months ended June 30, 2012; and the efficiency ratio improved to 71.01% for the six months ended June 30, 2013, from 78.45% for the comparative six months ended June 30, 2012.

First South Bank has been serving the citizens of eastern North Carolina since 1902 and offers a variety of financial products and services, including a leasing company. Securities brokerage services are made available through an affiliation with an independent broker/dealer. The Bank operates through its main office headquartered in Washington, North Carolina, and has 26 full service branch offices located throughout central and eastern North Carolina.

First South Bancorp, Inc. may be accessed on its website at www.firstsouthnc.com. The Company’s common stock symbol as traded on the NASDAQ Global Select Market is “FSBK”.

Statements contained in this release, which are not historical facts, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, the effects of competition, and including without limitation to other factors that could cause actual results to differ materially as discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

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(NASDAQ: FSBK)

First South Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition

	June 30,	December 31,
	2013	2012
	(unaudited)	(*)
Assets

Cash and due from banks	$10,883,987	$8,983,819
Interest-earning deposits with banks	12,264,516	3,382,570
Investment securities available for sale, at fair value	162,336,133	164,838,012
Loans held for sale:
Mortgage loans	13,746,183	20,287,343
Other loans	-	24,438,107
Total loans held for sale	13,746,183	44,725,450

Loans and leases held for investment	434,046,474	441,847,019
Allowance for loan and lease losses	(8,604,354)	(7,860,195)
Net loans and leases held for investment	425,442,120	433,986,824

Premises and equipment, net	11,878,910	12,233,153
Other real estate owned	9,069,235	12,892,519
Federal Home Loan Bank stock, at cost	848,800	1,859,200
Accrued interest receivable	2,226,000	2,408,979
Goodwill	4,218,576	4,218,576
Mortgage servicing rights	1,271,324	1,261,355
Identifiable intangible assets	23,580	39,300
Income tax receivable	2,698,386	10,785,272
Prepaid expenses and other assets	23,174,745	6,098,423

Total assets	$680,082,495	$707,713,452

Liabilities and Stockholders' Equity

Deposits:
Non-interest bearing demand	$92,539,793	$92,888,095
Interest bearing demand	177,965,784	181,774,772
Savings	49,173,336	30,570,259
Large denomination certificates of deposit	135,425,543	148,838,963
Other time	134,723,763	146,828,942
Total deposits	589,828,219	600,901,031
Borrowed money	-	16,500,000
Junior subordinated debentures	10,310,000	10,310,000
Other liabilities	6,056,244	5,349,368
Total liabilities	606,194,463	633,060,399

Common stock, $.01 par value, 25,000,000 shares authorized;
11,254,222 shares issued; 9,751,271 shares outstanding	97,513	97,513
Additional paid-in capital	35,794,710	35,811,804
Retained earnings, substantially restricted	68,864,026	65,532,960
Treasury stock, at cost	(31,967,269)	(31,967,269)
Accumulated other comprehensive income	1,099,052	5,178,045
Total stockholders' equity	73,888,032	74,653,053

Total liabilities and stockholders' equity	$680,082,495	$707,713,452

(*) Derived from audited consolidated financial statements

1

First South Bancorp, Inc. and Subsidiary

Consolidated Statements of Operations

Three and Six Months Ended June 30, 2013 and 2012

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Interest income:
Interest and fees on loans	$6,107,467	$7,447,269	$12,660,156	$15,113,844
Interest and dividends on investments and deposits	1,336,075	1,370,749	2,687,522	2,617,711
Total interest income	7,443,542	8,818,018	15,347,678	17,731,555

Interest expense:
Interest on deposits	625,772	1,249,628	1,296,498	2,570,823
Interest on borrowings	882	923	7,058	2,039
Interest on junior subordinated notes	89,125	91,117	176,340	183,311
Total interest expense	715,779	1,341,668	1,479,896	2,756,173

Net interest income	6,727,763	7,476,350	13,867,782	14,975,382
Provision for credit losses	-	775,000	400,000	2,615,000
Net interest income after provision for credit losses	6,727,763	6,701,350	13,467,782	12,360,382

Non-interest income:
Deposit fees and service charges	1,076,754	1,004,367	2,095,447	2,086,500
Loan fees and charges	461,753	450,258	926,836	848,262
Loan servicing fees	211,043	202,776	401,559	415,577
Gain (loss) on sale of other real estate, net	286,593	(47,056)	334,834	(76,021)
Gain on sale of mortgage loans	353,956	264,266	904,177	568,874
Gain on sale of investment securities	280,511	485,047	280,511	1,518,904
Other income	240,523	292,999	433,701	532,509
Total non-interest income	2,911,133	2,652,657	5,377,065	5,894,605

Non-interest expense:
Compensation and fringe benefits	3,620,564	4,387,489	7,184,381	8,545,101
Federal deposit insurance premiums	236,350	259,087	472,300	511,486
Premises and equipment	553,135	538,812	1,080,572	967,280
Advertising	39,116	67,531	82,062	133,565
Payroll and other taxes	355,927	357,480	746,407	763,275
Data processing	589,620	604,250	1,196,036	1,213,959
Amortization of intangible assets	120,254	124,942	238,319	225,498
Other real estate owned expense	544,889	1,307,097	717,184	2,585,396
Other	850,046	954,220	1,949,512	1,893,492
Total non-interest expense	6,909,901	8,600,908	13,666,773	16,839,052

Income before income tax expense	2,728,995	753,099	5,178,074	1,415,935
Income tax expense	964,339	272,348	1,847,008	473,288

NET INCOME	$1,764,656	$480,751	$3,331,066	$942,647

Per share data:
Basic earnings per share	$0.18	$0.05	$0.34	$0.10
Diluted earnings per share	$0.18	$0.05	$0.34	$0.10
Average basic shares outstanding	9,751,271	9,751,271	9,751,271	9,751,271
Average diluted shares outstanding	9,757,338	9,751,271	9,755,758	9,751,271

2

First South Bancorp, Inc.	Supplemental Financial Data (Unaudited)

	Quarter to Date					Year to Date
	6/30/2013	3/31/2013	12/31/2012	9/30/2012	6/30/2012	6/30/2013	6/30/2012
	(dollars in thousands except per share data)
Consolidated balance sheet data:
Total assets	$680,082	$690,958	$707,713	$717,162	$741,965	$680,082	$741,965

Loans held for sale:	$13,746	$3,292	$44,725	$700	$4,398	13,746	4,398

Loans held for investment:
Mortgage	$76,751	$74,162	$75,544	$73,853	$70,221	$76,751	$70,221
Commercial	283,936	288,715	292,146	341,432	350,112	283,936	350,112
Consumer	66,637	67,723	68,444	69,313	74,012	66,637	74,012
Leases	6,722	5,924	5,713	6,186	6,722	6,722	6,722
Total loans held for investment	434,046	436,524	441,847	490,784	501,067	434,046	501,067
Allowance for loan and lease losses	(8,604)	(8,567)	(7,860)	(15,007)	(14,004)	(8,604)	(14,004)
Net loans held for investment	$425,442	$427,957	$433,987	$475,777	$487,063	$425,442	$487,063

Cash & interest bearing deposits	$23,148	$35,384	$12,366	$17,511	$34,759	$23,148	$34,759
Investment securities	162,336	176,320	164,838	172,715	164,977	162,336	164,977
Premises and equipment	11,879	12,003	12,233	12,428	12,621	11,879	12,621
Goodwill	4,219	4,219	4,219	4,219	4,219	4,219	4,219
Mortgage servicing rights	1,271	1,357	1,261	1,340	1,333	1,271	1,333

Deposits:
Savings	$49,173	$37,871	$30,570	$30,611	$30,347	$49,173	$30,347
Checking	270,506	278,899	274,663	268,244	261,295	270,506	261,295
Certificates	270,149	282,846	295,668	310,646	342,988	270,149	342,988
Total deposits	$589,828	$599,616	$600,901	$609,501	$634,630	$589,828	$634,630

Borrowings	$0	$0	$16,500	$1,974	$1,758	$0	$1,758
Junior subordinated debentures	10,310	10,310	10,310	10,310	10,310	10,310	10,310
Stockholders' equity	73,888	75,468	74,653	88,122	86,168	73,888	86,168

Consolidated earnings summary:
Interest income	$7,444	$7,729	$8,081	$8,345	$8,818	$15,348	$17,731
Interest expense	716	764	848	1,096	1,342	1,480	2,756
Net interest income	6,728	6,965	7,233	7,249	7,476	13,868	14,975
Provision for credit losses	0	400	18,675	1,962	775	400	2,615
Noninterest income	2,911	2,641	2,703	2,655	2,653	5,377	5,895
Noninterest expense	6,910	6,757	12,310	6,424	8,601	13,667	16,839
Income tax expense	964	883	(8,163)	552	272	1,847	473
Net income	$1,765	$1,566	$(12,886)	$966	$481	$3,331	$943

Per Share Data:
Basic earnings per share	$0.18	$0.16	$(1.32)	$0.10	$0.05	$0.34	$0.10
Diluted earnings per share	$0.18	$0.16	$(1.32)	$0.10	$0.05	$0.34	$0.10
Book value per share	$7.58	$7.74	$7.66	$9.04	$8.84	$7.58	$8.84

Average basic shares	9,751,271	9,751,271	9,751,271	9,751,271	9,751,271	9,751,271	9,751,271
Average diluted shares	9,757,338	9,751,972	9,751,271	9,754,794	9,751,271	9,755,758	9,751,271

First South Bancorp, Inc.	Supplemental Financial Data (Unaudited)

	Quarter to Date					Year to Date
	6/30/2013	3/31/2013	12/31/2012	9/30/2012	6/30/2012	6/30/2013	6/30/2012
	(dollars in thousands except per share data)
Performance ratios:
Yield on average earning assets	4.69%	4.84%	4.96%	5.02%	5.22%	4.82%	5.25%
Cost of interest bearing liabilities	0.56%	0.59%	0.64%	0.81%	0.97%	0.57%	1.00%
Net interest spread	4.13%	4.25%	4.32%	4.21%	4.25%	4.25%	4.25%
Net interest margin	4.24%	4.37%	4.44%	4.36%	4.42%	4.36%	4.43%
Avg earning assets to total avg assets	92.40%	92.19%	91.50%	91.24%	90.94%	92.29%	90.94%

Tax Equivalent Ratios:
Yield on average earning assets	4.75%	4.89%	5.01%	5.00%	5.24%	4.88%	5.25%
Net interest spread	4.19%	4.30%	4.37%	4.25%	4.27%	4.31%	4.25%
Net interest margin	4.30%	4.41%	4.49%	4.40%	4.44%	4.41%	4.44%

Return on average assets (annualized)	1.03%	0.91%	(7.22)%	0.53%	0.26%	0.97%	0.25%
Return on average equity (annualized)	9.22%	8.02%	(60.76)%	4.42%	2.26%	8.62%	2.22%
Efficiency ratio	71.69%	70.34%	123.81%	64.78%	84.84%	71.01%	78.45%

Average assets	$688,897	$701,880	$714,377	$730,204	$742,690	$695,353	$742,570
Average earning assets	$636,511	$647,061	$652,106	$664,609	$676,041	$641,757	$676,325
Average equity	$76,754	$79,178	$84,830	$87,437	$85,018	$77,959	$84,865

Equity/Assets	10.86%	10.92%	10.55%	12.29%	11.61%	10.86%	11.61%
Tangible Equity/Assets	10.24%	10.31%	9.95%	11.69%	11.04%	10.24%	11.04%

Asset quality data and ratios:
Loans on nonaccrual status:
Nonaccrual loans
Earning	$1,429	$1,658	$2,972	$1,984	$1,494	$1,429	$1,494
Non-Earning	4,130	2,629	6,686	12,319	11,151	4,130	11,151
Total Non-Accrual Loans	$5,559	$4,287	$9,658	$14,303	$12,645	$5,559	$12,645
Nonaccrual restructured loans
Past Due TDRs	$990	$221	$4,231	$7,649	$9,100	$990	$9,100
Current TDRs	818	832	7,451	12,849	16,065	818	16,065
Total TDRs	$1,808	$1,053	$11,682	$20,498	$25,165	$1,808	$25,165
Total loans on nonaccrual status	$7,367	$5,340	$21,340	$34,801	$37,810	$7,367	$37,810
Loans >90 days past due, still accruing	762	237	676	1,837	628	762	628
Other real estate owned	9,069	11,328	12,893	18,003	17,845	9,069	17,845
Total nonperforming assets	$17,198	$16,905	$34,909	$54,641	$56,283	$17,198	$56,283

Allowance for loan and lease losses	$8,604	$8,567	$7,860	$15,007	$14,004	$8,604	$14,004
Allowance for loan and lease losses to loans held for investment	1.98%	1.96%	1.77%	3.06%	2.79%	1.98%	2.79%

Net charge-offs (recoveries)	$(37)	$(308)	$25,822	$959	$1,167	$(344)	$3,806
Net charge-offs (recoveries) to total loans	(0.01)%	(0.07)%	5.39%	0.20%	0.24%	(0.08)%	0.77%
Nonaccrual loans to total loans	1.65%	1.24%	4.46%	7.30%	7.69%	1.65%	7.69%
Nonperforming assets to assets	2.53%	2.41%	4.84%	7.36%	7.50%	2.53%	7.50%
Total loans to deposits	75.92%	73.35%	81.15%	80.80%	79.80%	75.92%	79.80%
Total loans to assets	65.84%	63.65%	68.90%	68.67%	68.26%	65.84%	68.26%
Loans serviced for others	$319,124	$330,280	$313,823	$328,976	$326,021	$319,124	$326,021

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